Exhibit 8.1

LIST OF SUBSIDIARIES

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Chile:

1.       Itaú Corredores de Bolsa Limitada

2.       Itaú Administradora General de Fondos S.A.

3.       Itaú Asesorías Financieras Limitada

4.       Itaú Corredores de Seguros S.A.

5.       Recaudaciones y Cobranzas Limitada

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Colombia and other countries:

1.	Itaú Colombia S.A. .(1)
2.	Itaú Holding Colombia S.A.S.
3.	Itaú Corredor de Seguros Colombia S.A.
4.	Itaú Securities Services Sociedad en Liquidación S. A. (2)
5.	Itaú Asset Management Colombia S.A. Sociedad Fiduciaria
6.	Itaú Comisionista de Bolsa Colombia S.A.
7.	Itaú (Panamá) S.A.

The following subsidiary has its jurisdiction of incorporation in the United States:

1.	Itaú Corpbanca New York Branch

(1)	On February 21, 2023 Itaú CorpBanca Colombia S.A. changed its legal name to Itaú Colombia S. A.
(2)	On September 30, 2022 Itaú Securities Services Colombia S.A. Sociedad Fiduciaria changed its legal name to Itaú Securities Services Sociedad en Liquidación S. A.